Exhibit 10.1

Kevin L. Lilly
Vice President, Secretary and General Counsel
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277

November 10, 2006

Mr. Thomas J. Riordan
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277

Dear Tom:

As discussed with you, the effective date of your separation from SPX Corporation (the “Company”) will be January 2, 2007.  This letter, otherwise known as the Separation Agreement and General Release, sets forth the terms upon which you and the Company have agreed your employment will be terminated (hereinafter the Separation Agreement and General Release will be referenced as the “Agreement”).

1.                                      Transition Period

Subject to the provisions of this Agreement, your employment will continue through January 2, 2007 (the “Effective Date”).  The period between now and the Effective Date will be referred to as the “Transition Period”.  During the Transition Period, in addition to performance of your current duties, you will assist in the orderly transfer or reassignment of your duties as directed by the Company.

2.                                      Bonus and Equity Incentive Compensation

Subject to the provisions of this Agreement, you will be eligible to receive a bonus under the 2006 bonus plan, based on full year business performance and payable at the time such bonuses are paid to participants generally.  Also, subject to the provisions of this Agreement, any restricted stock granted to you by the Company that is unvested as of the Effective Date but would have vested on or before January 31, 2007 will vest as of the Effective Date.  In addition, subject to the provisions of this Agreement, with respect to vested stock options, you will have an extended exercise period equal to the earlier of the expiration of the options or December 31, 2007.  Any other unvested stock options, restricted stock or restricted stock units granted to you by the Company will be forfeited.

3.                                      Employee Benefits

The Attached Exhibit A summarizes the status of your employee benefits following the Effective Date.  Most of your employee benefits terminate as of your last day of active work, although your medical, dental, and vision coverage (if applicable) continue through the end of the month during which your last day of active work occurred.  Please be aware that you will be entitled to receive certain benefits as noted in Exhibit A, provided you take the steps described in the Exhibit.  It is important that you read this information.

You will be vested in the benefits accrued through and including the Effective Date under the SPX Corporation Individual Account Retirement Plan, the Supplemental Individual Account Retirement Plan, and the Supplemental Retirement Plan for Top Management.  Except as expressly provided in this Agreement, payments or reimbursements in respect of country club dues, fees or other costs shall cease effective as of January 2, 2007.  You will be permitted to continue use of your current club membership through June 30, 2007, provided that you pay all fees and any other costs, such that there will be no monetary liability or obligation to the Company for such continued use.  You must notify the undersigned in writing 30 days in advance if you wish to discontinue such club membership use prior to June 30, 2007.  In addition to the foregoing, the Company will waive its right to repayment from you for any portion of your relocation expenses that you may otherwise remain obligated to repay.

The Company will reimburse you for up to $20,000 for annual income tax return preparation and financial planning fees and costs incurred in calendar year 2006 (less the amount of any such fees and costs previously reimbursed by the Company in 2006, regardless of when such fees and costs were incurred) upon receipt of documentation satisfactory to the Company.  No unused amounts from 2005 or prior years, if any, will be carried forward or otherwise available for income tax return preparation and financial planning services.

You acknowledge that the payments and benefits specified in this Agreement exceed in value any payments and benefits to which you may already be entitled.

4.                                      Release

By signing this Agreement, you release the Company from any known or unknown, asserted or unasserted claims that you may have against the Company.

You are giving this release on behalf of yourself and your heirs, personal representatives, assigns or any other person who could make a claim based upon your employment relationship with the Company.

The release applies to the Company and its subsidiaries, business units, divisions and affiliates, as well as their current and former directors, board of directors, managers, officers, shareholders, agents, representatives, attorneys, employees, successors, predecessors and assigns.  These parties are together called the “Released Parties” in this

Agreement.  Except to the extent provided herein, the release also includes any employee benefit plans or funds sponsored or administered by the Company (except that it does not apply to claims for vested benefits, if any, arising from Company-sponsored retirement plans).

This is a general and complete release that applies to any claim, known or unknown, asserted or unasserted, and waives any claim to further compensation or benefits.  It includes claims relating to your employment with and termination of employment with the Company.

This release specifically applies to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, 42 U.S.C. § 1981 through 1988, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefits Protection Act, the Immigration Reform and Control Act, as amended, the Occupational Safety and Health Act, as amended, the Equal Pay Act, any collective bargaining agreement, any other federal, state, local civil or human rights law or any other local, state or federal law, regulation or ordinance, any federal or state common law, including claims in contract and tort or based upon public policy, and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  It does not apply to any claim that arises after you sign this Agreement, and it does not include claims that cannot be released as a matter of law.

You agree to permanently withdraw with prejudice all claims, if any, you have filed against any Released Party, including a request to the EEOC or any other employment discrimination investigation agencies to withdraw any previously filed charges of discrimination.  You further agree that you shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against the Company, without regard as to who brought said complaint or charge.

You agree that you will sign an additional waiver and general release satisfactory to the Company on or after the Effective Date.

5.                                      Employee Affirmations

You affirm that you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against any of the Released Parties, or any portion thereof or interest therein.  You also affirm that you have not filed, caused to be filed, or presently are a party to any claim, complaint, or action against any of the Released Parties in any forum or form. You further affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to you, except as provided in this Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.

6.                                      Employee Covenants

You agree to resign from any appointments, directorships or other offices you may hold on behalf of SPX Corporation or any of its divisions or affiliates.  You acknowledge that any employment or contractual relationship between you and the Company will terminate by virtue of this Agreement, and that you have no future employment or contractual relationship with the Company other than the contractual relationship created by this Agreement.  In consideration of this Agreement, you hereby waive any and all employment rights that you now have with the Company, except as otherwise expressly provided in this Agreement.  You agree not to seek reinstatement, reemployment, or future employment as a new employee, and the Company has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate you in the future.

You agree that all payments and benefits provided under this Agreement shall be subject to any and all applicable withholding and other employment taxes.  You further agree that the payments and benefits provided under this Agreement are in lieu of any and all rights or entitlements to severance pay under any other Company plan, policy, benefit or procedure, or any agreement between you and the Company.

You acknowledge that you will remain bound by any confidentiality, nondisclosure or noncompetition agreements you have with the Company, in addition to the protective covenants set forth below.

You further acknowledge that you may possess secret, confidential or proprietary information or trade secrets concerning the operations, future plans or business methods of the Company.  You agree never to use or disclose any such information.

You further acknowledge that for a two-year period immediately after the Effective Date, you will not directly or indirectly accept employment with or render services on behalf of a competitor of any SPX business unit at which you have been employed, or any other third party, in any capacity where the confidential information of an SPX business unit acquired by you during your employment with an SPX business unit would reasonably be considered to be useful to the competitor or to such other third party to become a competitor based in whole or in part on such information.

You agree that, for a period of three (3) years after the date of execution of this Agreement, you will not interfere with the Company’s relationship with, or endeavor to entice away from the Company, or hire any person who at the time of the execution of this Agreement is an employee of the Company.  You agree that, for a period of two (2) years after the date of execution of this Agreement, you will not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any customer of the Company who, during your employment at the Company, you serviced, solicited on behalf of the Company or gained knowledge about through your employment at the Company.

You also agree not to criticize the Company or any of its officers, directors, employees, shareholders, affiliates or agents.

You agree that the Company would be irreparably harmed by any actual or threatened violation of the Employee Covenants described in this section, and that the Company will be entitled to an injunction prohibiting you from committing such violation.

7.                                      Tender Back

You agree that in the event of any breach of this Agreement, including but not limited to, your bringing any claim against any Released Party, you will immediately repay all or any portion of the payments made to you and the Company will have no obligation to make any further payments to you under this Agreement, provided, however, that these provisions do not apply to any claims brought pursuant to the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act.

8.                                      Expenses

The Company will reimburse you for all reasonable business expenses incurred through January 2, 2007, upon proper presentation of supporting documentation, provided that appropriate expense reports have been submitted by January 2, 2007.  Effective January 2, 2007, the Company will no longer pay for or reimburse you for any charges or fees incurred in connection with your cellular phone.  Should you decide to retain the cellular phone, you agree that all expenses incurred in connection with the phone will be paid by you.

9.                                      Company Property

You agree that all Company property, including but not limited to, automobiles, credit cards, keys, documents, software, computer data, records, or any other materials, will be returned by January 2, 2007.

10.                               Non-Admission

You agree that this Agreement is not an admission of guilt or wrongdoing by the Released Parties, and acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

11.                               Cooperation

You shall cooperate fully and voluntarily with the Company and with the Company’s counsel in connection with any past, present or future, actual or threatened, litigation, claims, investigations, hearings, actions, or administrative proceeding involving the Company that relate to events, occurrences or conduct occurring (or claimed to have occurred) during the period of your employment by the Company.  This cooperation by you shall include, but not be limited to, (i) being reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefore as and to the extent that the Company or its counsel request; (iii) refraining from impeding in any way the Company’s prosecution or defense of any such litigation, claims, investigations, hearings, actions, or administrative proceeding; (iv) cooperating fully in the development and presentation of prosecution or defense of any such litigation, claims, investigations, hearings, actions, or administrative proceeding;  (v) providing, on a timely basis, advice and consultations as reasonably requested by the Company; (vi) attending depositions (whether or not you are deposed), hearings, investigations, trials or arbitrations, assisting in response to discovery requests, meeting with counsel for the Company, and providing written statements and/or affidavits, all as requested by the Company’s General Counsel, or his designee; and (vii) promptly notifying the Company’s General Counsel or his designee, if you are contacted by any party, third party or by counsel or a representative representing parties with respect to claims or litigation adverse to the Company, and avoiding discussions with or otherwise providing information to such party, third party, counsel or representative prior to discussions with General Counsel, or his designee, or his representatives, and then only in the presence of the Company’s representatives (unless otherwise required by court order).

You agree to provide, on a timely basis, advice and consultation upon the reasonable request of the Company’s senior management team with respect to business, operational, financial, personnel and other matters relating to the period of your employment by the Company.

You shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation except to the extent that such reimbursement may be prohibited, or may jeopardize the Company’s legal interests, as determined by the Company.

12.                               Full Disclosure of Claims

You represent and affirm that (i) you have not filed or caused to be filed on your behalf any claim for relief against the Company or any Released Parties and, to the best of your knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Released Parties on your behalf; and (ii) you have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, agent or other representative of the Company, to any member of the Company’s legal department, and have no knowledge of any such improper, unethical, or illegal conduct or activities and have disclosed to the Company any information you might have had concerning any conduct involving the Company that you had reason to believe may be unlawful or involve any false claims to the United States or any other government having jurisdiction over the Company; and (iii) you will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or its representatives based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement except as otherwise provided for in this Agreement. You agree that you will not voluntarily aid or assist, either directly or indirectly, any individual or entity in either the assertion or pursuit of any private claim or prosecution of any private lawsuit, action, arbitration or judicial or administrative proceeding, now existing or hereafter arising, relating to any matters in which you were either involved or for which you rendered services to the Company.  Notwithstanding the above, nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal, state or local government agency, law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal department; (iii) cooperating with any other U.S. government investigation; or (iv) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

13.                               Testimony and Production of Documents

Nothing in Paragraphs 11 and 12 herein shall give the Company the right to control or dictate the content of any testimony given by you, it being understood that you would be required to testify truthfully.  Moreover, nothing in this section shall give the Company the right to control or dictate any documents required to be produced by you pursuant to court order and by doing so, you will not be deemed to have violated any provision of this Agreement.

14.                               Action on Behalf of Employer

You shall not take any action on behalf of the Company except as expressly required by the Company’s General Counsel, or his designee.

15.                               Joint Representation

In the event you are named in a lawsuit arising out of any alleged acts or omissions committed by the Company or by you within the scope of your employment with the Company, the Company at the Company’s cost will agree to provide you with representation either jointly, provided you execute a separate agreement in a form to be provided by the Company, or separately.  In either event, counsel for you shall be selected by the Company in its sole discretion.  In the event the Company determines at any point in the matter that there exists a conflict of interest or if representation of you jeopardizes the Company’s interests, then the Company may, in its sole discretion, decline to provide or continue any such representation.

16.                               Indemnification and Insurance

The Company shall continue to indemnify you and provide applicable directors’ and officers’ liability insurance coverage (including, where required, legal defense) for actions prior to the Effective Date to the same extent it indemnifies and provides liability insurance coverage to officers and directors and former officers and directors of the Company.

17.                               Review Period

You acknowledge that, before signing this Agreement, you were given a period of at least 21 calendar days to consider this Agreement.  If the 21-day period has not elapsed at the time you sign this Agreement, you acknowledge that you have knowingly and voluntarily chosen to sign this Agreement before the expiration of that period.  You acknowledge that (a) you took advantage of this period to consider this Agreement before signing it; (b) you carefully read this Agreement; (c) you fully understand it; and (d) you are signing it voluntarily.  You further acknowledge that the Company encouraged you to discuss this Agreement with your attorney (at your own expense) before signing it and that you did so to the extent you deemed necessary.

18.                               Revocation of Agreement

You understand that you may revoke this Agreement in writing within seven (7) calendar days after you sign it, and the Agreement shall not become effective or enforceable until the end of the seven-day period.  To be effective, your written revocation must be submitted, in writing, and state “I hereby revoke acceptance of our Separation Agreement and General Release.”  The revocation must be personally delivered to Douglas Hardy, or mailed to him at 13515 Ballantyne Corporate Place, Charlotte North Carolina 28277 and postmarked within seven (7) calendar days of execution of this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state where you reside, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.  If you revoke this Agreement, the Company shall have no obligations under this Agreement.

19.                               Miscellaneous

This is the entire agreement between you and the Company.  This Agreement may not be modified in any manner except in writing signed by both you and an authorized Company official.  You acknowledge that the Company has made no representations or promises to you other than those in this Agreement.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction or by any arbitrator and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect.  Notwithstanding this provision, however, the parties agree that the general release language of Paragraph 4 cannot be modified by any court or by any arbitrator and shall remain in full force and effect.

This Agreement binds your heirs, administrators, personal representatives, executors, successors and assigns, and will apply to the benefit of all Released Parties and their respective heirs, administrators, personal representatives, executors, successors and assigns.

This Agreement shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against you or any Released Party.  This Agreement shall be governed by the statutes and common law of the State of North Carolina, without regard to that state’s rules regarding conflict of laws.

YOU HAVE BEEN ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND HAVE BEEN ADVISED THAT YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE. YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPHS 2 AND 3 ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY.

ACCEPTED AND AGREED TO:		SPX CORPORATION

/s/ Thomas J. Riordan		/s/ Kevin L. Lilly
Thomas J. Riordan		Kevin L. Lilly

Date:	November 10, 2006	Date:	November 10, 2006